FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FOURTH QUARTER 2012 EARNINGS PER SHARE OF $0.72
INCLUDING $0.06 PER SHARE OF ACQUISITION AMORTIZATION

Company Provides Fiscal Year 2013 EPS Guidance in the Range of $0.90-$1.05 Per Share
Excluding Acquisition Amortization EPS will be in the Range of $1.20-$1.35

NEW YORK, April 17, 2012 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $0.72 in the fourth quarter of fiscal 2012.  Reported earnings per share in the fourth quarter of fiscal 2011 were $1.12.  Excluding acquisition related amortization, non-GAAP EPS in the fourth fiscal quarter of 2012 equaled $0.78 as compared with $1.14 in the fourth quarter of fiscal 2011.

Net sales for the quarter decreased 8.7% to $996.9 million, from $1.1 billion in the year-ago period.  Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $393.1 million during the quarter, an increase of 19.5% from last year’s fourth quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $96.9 million, an increase of 32.6% over the year-ago period.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, were $25.3 million, an increase of 6.5% from last year’s fourth quarter.  The Company’s newest products, Daliresp® and Viibryd®, were formally launched in August 2011.  Daliresp (roflumilast), a PDE4 enzyme inhibitor for the treatment to reduce the risk of exacerbations in patients with chronic obstructive pulmonary disease (COPD) recorded sales of $13.1 million.  Viibryd (vilazodone HCl), an SSRI and a partial agonist at serotonergic 5-HT1A receptors for the treatment of adults with major depressive disorder (MDD) recorded sales of $24.9 million.  Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin antibiotic for the treatment of adults with community-acquired bacterial pneumonia and with acute bacterial skin and skin structure infections recorded sales of $7.9 million.  Teflaro was launched in March 2011.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of MDD in adults and adolescents and generalized anxiety disorder in adults were $355.8 million compared with $594.8 million in the year-ago period.  Patent protection for Lexapro expired on March 14, 2012.

Contract revenue was $46.8 million in the current quarter compared to $36.9 million last year.  Benicar® (olmesartan medoxomil) co-promotion income totaled $29.6 million, a decrease of $4.4 million compared to $34.0 million in last year’s fourth quarter.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company receives a residual royalty until the end of March 2014.  Contract revenue also included $17.0 million of income from a distribution agreement with Mylan, Inc. wherein we have authorized Mylan to sell a generic version of Lexapro and we retain a portion of the profits from those sales.

Cost of sales as a percentage of sales was 21.8%, unchanged as compared with last year’s fourth quarter.  Selling, general and administrative expense for the current quarter was $410.5 million as compared to $351.7 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products: Teflaro, Daliresp and Viibryd.

Research and development spending for the current quarter was $213.9 million compared with $140.9 million in last year’s fourth quarter.  The current quarter includes product development milestone charges of $5.0 million.  The prior year quarter did not include any product development milestone expenses.

Income tax expense for the quarter was $21.0 million, reflecting a quarterly effective tax rate of 9.8% which included certain adjustments from prior year tax reserves.  Reported net income for the quarter ended March 31, 2012 was $192.7 million or $0.72 per share compared to $322.5 million or $1.12 per share reported for last year’s fourth quarter.

Diluted shares outstanding at March 31, 2012 were approximately 268,465,000 a reduction of approximately 20.2 million shares compared to the year-ago period primarily due to the Company’s accelerated share repurchase programs.

Twelve-month Results

Revenues for the twelve months ended March 31, 2012 increased 3.8% to $4.6 billion from $4.4 billion in the prior year.

Net income for the twelve months ended March 31, 2012 decreased 6.5% to $979.1 million from $1.0 billion reported in the prior year.  Reported earnings per share decreased 0.6% to $3.57 in the current year’s twelve months as compared to earnings per share of $3.59 in last year’s twelve months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “The Company just completed a remarkably successful fiscal year in which we further progressed our late stage R&D pipeline, launched Daliresp and Viibryd, our two most recent new primary care product introductions, and reported solid financial performance.

In just four years we have introduced a total of five new products - Bystolic, Savella, Teflaro, Daliresp and Viibryd, three of which launched during this past calendar year.  In addition, New Drug Applications (NDAs) for two more primary care products, aclidinium, a novel long-acting inhaled anticholinergic bronchodilator for the long-term, maintenance treatment of bronchospasm associated with chronic obstructive pulmonary disease (COPD), and linaclotide, a guanylate cyclase type-C (GC-C) receptor, for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic constipation (CC) have been submitted to the FDA, with imminent decisions in the coming months and active preparations underway to launch them both.  Finally, during the quarter we completed the clinical development of two additional important products, cariprazine for the treatment of schizophrenia and acute mania associated with bipolar I disorder, and levomilnacipran for the treatment of major depressive disorder (MDD).  Accordingly we plan to submit the NDAs for both products later this year.

Assuming approval of aclidinium and linaclotide, we will have, perhaps, one of the largest group of new primary care and specialty product offerings in the industry with the potential to add two more product launches, cariprazine and levomilnacipran, next year.  This potential portfolio of these nine new products would cover six major therapeutic areas - anti-infective, cardiovascular, central nervous system, gastrointestinal, respiratory and pain.  Several of these products are already being developed in logical combinations with other drugs, i.e. Bystolic and valsartan, aclidinium and formoterol and Teflaro with avibactam.

We expect that some of these new products will be especially successful and that together these nine products will enable us to grow well beyond our present cliffs with a group of products with patent expiry in the next decade and some well into that decade.  And, of course, we expect to continue to feed our hungry pipeline.”

Fiscal 2013 Guidance

Regarding the fiscal year ending March 31, 2013, the Company expects that diluted earnings per share will be in a range of $0.90 to $1.05 including acquisition related amortization, the estimated impact of increased investments for marketing to support the new product launches of aclidinium and linaclotide which we expect to launch during the fourth calendar quarter of 2012, the continued launches of Teflaro, Daliresp and Viibryd and research and development to support the ongoing progress of our late stage product development pipeline.  This guidance also reflects planned research and development milestone payments related to existing pipeline products but does not include any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.  Excluding acquisition related amortization diluted earnings per share will be in the range of $1.20 to $1.35.

Key assumptions supporting the fiscal year 2013 forecast include the following:

*Namenda sales growth of approximately 17% over the $1.4 billion reported in fiscal 2012.

*Bystolic sales growth of approximately 29% over the $347.8 million reported in fiscal 2012.

*Savella sales growth of approximately 5% over the $102.8 million reported in fiscal 2012.

*Teflaro sales of approximately $65 million versus the $22.4 million reported in fiscal 2012.

*Daliresp sales of approximately $85 million versus the $31.2 million reported in fiscal 2012.

*Viibryd sales of approximately $175 million versus the $56.5 million reported in fiscal 2012.

*Aclidinium sales of approximately $35 million.

*Linaclotide sales of approximately $60 million.

*Lexapro sales of approximately $250 million; and income from authorized generic sales of Lexapro of approximately $115 million.

*Benicar earnings decline of approximately 10% from $129.3 million reported in fiscal 2012.

*Total net revenue (includes product sales as well as the earnings contribution from Benicar, authorized generic sales of Lexapro, interest income and other income) of approximately $3.4 billion, compared with $4.6 billion reported in fiscal 2012.

*Selling, general and administrative expense of approximately $1.6 billion.  This expense includes funding continued competitive levels of support behind currently promoted products including Bystolic, Savella, Teflaro, Daliresp and Viibryd.  In addition, the estimate includes spending for the upcoming launches of aclidinium and linaclotide.

*Research and development spending of approximately $850 million in support of the late-stage product pipeline.  This projection includes planned milestone payments of approximately $65 million and represents, in total, an increase of around 12% from last year’s spend levels excluding initial licensing payments.

*An effective tax rate for fiscal 2013 of approximately 26.4% which reflects shifts in the mix of earnings among jurisdictions and the expiration of the U.S. R&D tax credit in December 2011.

*Diluted shares outstanding will average approximately 268,000,000 for the fiscal year ending March 31, 2013.

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		TWELVE MONTHS
	ENDED		ENDED
	MARCH 31		MARCH 31
	2012	2011	2012	2011
Reported diluted earnings per share:	$0.72	$1.12	$3.57	$3.59
Specified items, per share, net of tax:
Amortization arising from business combinations and acquisitions of product rights	0.06	0.02	0.16	0.02
DOJ Investigations	-	-	-	0.39
Licensing payment to TransTech Pharma, Inc. for glucose-lowering agents	-	-	-	0.17
Licensing payment to Grünenthal for oral small molecule analgesics	-	-	-	0.23
Licensing payment to Blue Ash Therapeutics, LLC for azimilide	-	-	0.14	-
Rounding	-	-	0.01	0.03
Adjusted Non-GAAP diluted earnings per share:	$0.78	$1.14	$3.88	$4.43

Forest will host a conference call at 10:00 AM EDT today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May1, 2012 at both websites and also by dialing (855) 859-2056 (US and Canada) or +1 404 537-3406 (international), Conference ID: 65370662.

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	(In thousands, except per share amounts)
	2012	2011	2012	2011
Revenues:
Net sales	$996,909	$1,091,858	$4,392,548	$4,213,126
Contract revenue	46,847	36,914	155,214	165,356
Interest income	6,360	6,964	20,364	29,568
Other income	5,597	2,526	17,918	11,650
Net revenues	1,055,713	1,138,262	4,586,044	4,419,700

Costs and expenses:
Cost of goods sold	217,574	237,609	998,087	963,981
Selling, general and administrative	410,549	351,694	1,553,337	1,402,111
Research and development	213,889	140,879	796,932	715,872
	842,012	730,182	3,348,356	3,081,964

Income before income tax expense	213,701	408,080	1,237,688	1,337,736
Income tax expense	21,029	85,605	258,630	290,966
Net income	$192,672	$322,475	$979,058	$1,046,770

Net income per share:
Basic	$.72	$1.12	$3.58	$3.60
Diluted	$.72	$1.12	$3.57	$3.59

Weighted average number of shares outstanding:
Basic	268,023	288,371	273,561	291,058
Diluted	268,465	288,663	274,016	291,175